Confidential treatment has been requested for redacted portions of this exhibit.

This copy omits the information subject to the confidentiality request. Omissions are designated as ******.

Exhibit 10.15

Trademarks License Agreement

Dated: date of last signature of the Parties

between

Group Lotus Limited

and

Lotus Technology International Limited

This Trademark LICENSING AGREEMENT (“Agreement”) is made on the date of last signature of the Parties by and between:

(1)	Group Lotus Limited, a company incorporated in England and Wales with company number 00606189, with its registered address at Potash Lane, Hethel, Norwich, NR14 8EZ (“Licensor”); and

(2)	Lotus Technology International Limited, a company organized and existing under the laws of Hong Kong with company number 73290092-000-08-21-4, with its registered address at Unit 3A-8,12/F, Kaiser Centre, No. 18 Centre Street, Sai Ying Pun, Hong Kong (“Licensee”)

(Licensor and Licensee shall be individually referred to as a “Party” or collectively as the “Parties”).

WHEREAS

(A)	One or more Affiliates of the Licensee design, manufacture, develop and sell automobile vehicles, related parts and components, provide services in relation to and conduct any other business that it deems fit around the world.

(B)	The Licensee wishes to obtain a licence to certain trademarks of the Licensor for use by its Affiliates.

(C)	In consideration for the grant of the licence in this Agreement, the Licensor or a Lotus Group Company nominated by the Licensor will be issued with 21,519,899 ordinary shares of Lotus Cayman (as defined below), the public listing vehicle of the Licensee representing a 9.93% shareholding in Lotus Cayman.

(D)	The Licensor (or its nominee), Lotus Cayman, and other shareholders of Lotus Cayman intend to enter into a shareholders’ rights agreement.

(E)	The Parties agree that Licensor will grant the Licensee the licence in the Territory (as defined below) only according to the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Affiliate(s)”	means in relation to the Licensee:

(a)           any wholly owned subsidiary of the Licensee (either directly or indirectly via one or more wholly owned subsidiaries);

(b)           any wholly owned subsidiaries of Lotus Cayman (either directly or indirectly via one or more wholly owned subsidiaries);

(c)           any entity listed in Schedule 4

(d)           any entity that the Parties agree should be an affiliate (which shall be determined upon a written request by the Licensee to the email address of the Licensor specified in clause 11.12, providing full details of the proposed company and the reason for including them as an affiliate; the Licensor shall respond as to whether or not it approves such request within fourteen (14) days of receipt of the request, which approval shall not be unreasonably withheld;)

but the definition of Affiliates shall exclude Lotus Cayman or Lotus Advanced Technology Limited.

“Applicable Laws”	means, with respect to any person, any and all applicable provisions of any constitution, statute, law, regulation, ordinance, judgment, rule of common law, or order or injunction pursuant to any legal process issued by any court or tribunal with competent jurisdiction whether in China or elsewhere, whether in effect as of the date hereof or thereafter and in each case as amended, applicable to such person or its assets;

“Business Day”	means a day (excluding Saturday and Sunday and gazetted public holidays) when banks are open for general banking business with the public in London and Hong Kong;

“Confidential Information”	means any information which any Party or its Affiliates (or any Lotus Group Company in the case of the Licensor) may have or acquired (whether before or after the date of this Agreement) including any information in relation to the Licensed Trademarks, any financial information, know-how, trade secrets and other information of a confidential nature (including, without limitation, all proprietary technical, industrial and commercial information and techniques in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or conveyed orally), wherever in the world protectable;

“Cross-over”	means a vehicle with a mixture of Sedan and SUV attributes, often with some increase in ride height and roof line but maintaining a lower overall height than the SUV;

“Effective Date”	means the date of this Agreement;

“Hatch-back”	means a Sedan but with five doors, where the fifth door provides access to the trunk area and the main body of the car with seats folded;

“Licensed Trademarks”	means those trademarks set out in Schedule 1 in the Territory or any replacement trademark agreed by the Parties from time to time in the Territory and class unless not renewed by the Licensor prior to the Effective Date;

“Licensor’s Majority Shareholders”	means Etika Automotive Sdn Bhd and Zhejiang Geely Holding Group Limited;

“Lotus Group Company”	means in relation to the Licensor, that company, any subsidiary or holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company.

“Licence Fee”	has the meaning given to it in clause 4.1.

“Lifestyle Vehicle”	a passenger vehicle (which for the avoidance of doubt, shall exclude “Sports Car” (as defined below)) produced by Licensee (or its Affiliates), which is an SUV, Sedan, Cross-over or Hatch-back.

“Lotus Cayman”	Lotus Technology Inc., a company incorporated in the Cayman Islands under number 379482, the parent and sole shareholder of the Licensee.

“Sedan”	means a vehicle whose length is divided into three distinct sections, an engine compartment, a cabin for passengers and a trunk, typically, with 4 doors and 4 or 5 seats.

“Sports Car’’	means a vehicle low to the ground with dynamic capability as the focus; Typically, with 2 doors and 2 or 4 seats with either metal roof or a convertible hood.

“SUV” or “Sports Utility Vehicle”	means a vehicle with increased ground clearance, space and visibility over a Sedan; they can be either off-road focused or comfort focused.

“Renminbi” or “RMB”	means Renminbi Yuan, the lawful currency of People’s Republic of China.

“Territory”	means worldwide excluding Hong Kong.

1.2	Interpretation

Save where specifically required or indicated otherwise:

(a)	all references to statutes, statutory provisions, enactments, shall include references to any consolidation, re-enactment, modification or replacement of the same, any statute, statutory provision, enactment, of which it is a consolidation, re-enactment, modification or replacement and any subordinate legislation in force under any of the same from time to time except to the extent that any consolidation, re-enactment, modification or replacement enacted after the date of this Agreement would extend or increase the liability of any Party under this Agreement;

(b)	clause and paragraph headings and the table of contents are inserted for ease of reference only and shall not affect construction.

(c)	a reference in this Agreement to “including”, “include” and other similar expressions shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

(d)	any reference to “writing” or “written” includes any method of reproducing words or text in a legible and non-transitory form (including electronic mail);

(e)	there shall be no presumption that any ambiguity should be construed in favour of or against any party solely as a result of such party’s actual or alleged role in drafting this Agreement or any part of it;

(f)	where an act is required to be done within a specified number of days after, from, or prior to a specified date, the time period shall be calculated exclusive of the date so specified and if the last day of the period of time falls on a day which is not a Business Day, then the period shall be deemed to expire on the immediately succeeding Business Day.

2.	LICENCE OF LICENSED TRADEMARKS

2.1	Subject to the terms of this Agreement (including clauses 2.2, 2.3 and 6.9A below), the Licensor hereby agrees to grant to Licensee and to the Affiliates of Licensee and the Licensee agrees to accept a sub-licensable licence to use those Licensed Trademarks set out in Part A to schedule 1 showing any country or region with the exception of Hong Kong in the “country” column (“Part A Licensed Trademarks”) in the Territory in those classes (and individual specification of goods and services registered for each class) covered by those Licensed Trade Marks for so long as the Licensee (or its Affiliates) conduct the business in relation to Lifestyle Vehicles (the “Term”):

(a)	exclusively on the Lifestyle Vehicles and parts and components in relation thereto the Licensee (or its Affiliates) designs, develops, manufactures, assembles, distributes and sells or has designed, developed, manufactured or assembled by any third party.

(b)	non-exclusively for Licensee’s or its Affiliates’ business of providing related after-sale services for the Lifestyle Vehicles;

(c)	non-exclusively on the related products (excluding anything relating to Sports Cars) such as accessories Licensee (or its Affiliates) designs, produces, distributes, and sells or has designed or produced by any third party on its behalf;

(d)	any other occasions in relation to the business conducted by the Licensee (or its Affiliates) as duly approved by its Board (excluding anything relating to Sports Cars);

(collectively, “Part A Trademark Licence”).

Except to the extent provided under clause 2.3, the licence granted to any Affiliates of the Licensee under this clause 2.1 shall, automatically terminate when such entity ceases to be an Affiliate of the Licensee, and all sub-licences granted by such entity shall also automatically terminate.

Nothing herein shall limit or impair the Licensor’s rights to prosecute or maintain any claim against any Affiliate with respect to activities, events or transactions occurring prior to the time when such entity became an Affiliate of the Licensee.

The Licensee remains liable for the acts and/or omissions of any of its Affiliates, or any third party who is granted a sublicence under this Agreement.

2.2	In relation to clause 2.1(a), Licensor and any Lotus Group Company (including the Licensor) shall not use by itself or allow other third parties to use the Part A Trademarks in relation to Lifestyle Vehicles in the Territory in respect of the good and services covered by the Part A Trademarks except as permitted under any distribution agreement (if any) or other agreement(s) to which the Licensee (or its Affiliates) affords a Group Lotus company such rights.

2.3	Subject to clause 4.4, on expiry of the Term (unless terminated earlier under clause 9), the licences granted at clause 2.1 above shall expire but the Licensee (or its Affiliates) shall be granted a non-exclusive and sub-licensable licence for a period of ten (10) years (or such longer term as required by Applicable Laws in the Territory to maintain after-sale service) from the date of the last vehicle manufactured (or has manufactured by third party) by Licensee (or its Affiliates) pursuant to this Agreement is sold to the extent necessary for providing after-sale service for the Lifestyle Vehicles manufactured or sold under this Licence.

2.4	Schedule 1 will be updated on the annual basis.

2.5	The exclusive licence granted at clause 2(a) of the Part A Trademark Licence is subject to any existing licences already granted to third parties as at the date of this Agreement.

2.6	Subject to the terms of this Agreement, the Licensor hereby agrees to grant to Licensee and to all Affiliates of Licensee and the Licensee agrees to accept, a non-exclusive sub-licensable licence to use those Licensed Trademarks set out in Part B to schedule 1 showing any country or region with the exception of Hong Kong in the “country” column (“Part B Licensed Trademarks”) for promotional activities in the Territory in those classes (and individual specification of goods and services registered for each class) covered by those Licensed Trade Marks (the “Part B Trade Mark Licence”) but the Licensee (or its Affiliates) is prohibited from using the Part B Licensed Trademarks for any other purpose (including for the avoidance of doubt not for use on Lifestyle Vehicles, goods or services (including after-sales parts and merchandise) or motorsport. The Licensee agrees and acknowledges that such use would conflict with activities carried out by a Lotus Group Company. For the purposes of this clause 2.6, “promotional activities” shall mean “marketing or public relations activities intended to engage with potential customers and/or increase brand awareness”.

2.7	In the event the Licensee or its Affiliate intends to or has agreed to sub-license any of the Licensed Trademarks to a third party that is not the Licensee’s Affiliate, if such sub-license is not within the ordinary course of business of the Licensee or its Affiliate and the Licensee or its Affiliate is entitled to a licensee fee for such third party’s use of the Licensed Trademarks (“Sub-Licence”), the Parties shall, in the Lotus Global Committee, agree a reasonable split of revenue for such Sub-licence, based upon the type of opportunity and the contribution of each Party and shall enter into a separate agreement regarding Licensee’s or its Affiliate’s additional payment to Licensor for such Sub-Licence (if any). The terms of any sub-licence to be granted by the Licensee shall not conflict with the material terms of this Agreement and (where appropriate) shall require the sub-licensee to comply with any brand guidelines agreed in the Lotus Global Committee.

2.8	Each Party agrees not to do, and the Licensee shall ensure that its Affiliates or sublicensees will not do anything or cause anything to be done that weakens or damages the Licensed Trademarks. The Licensee further agrees not to (and will ensure that its Affiliates or sublicensees will not, register a trade mark that is identical or similar to a trade mark already registered by the Licensor, without the Licensor’s prior written consent. For the purposes of this Agreement “similar” shall mean either:

(a)	a trade mark that contains the LOTUS wordmark, any LOTUS roundel or the ACBC mark;

(b)	the name of any vehicle (or proposed name for a vehicle) that has been applied for or registered by the Licensor; or

(c)	any other trade mark which is or has previously been registered by the Licensor or is used as a slogan/strapline by the Licensor and is explicitly listed in Schedule 5, except for those discussed and agreed by the Lotus Global Committee.

in an identical or different class, where the Lotus Global Committee determines that the marks are visually, orally or conceptually similar (based upon an overall impression given by the marks and bearing in mind their distinctive and dominant components) and would lead to a likelihood of confusion or would likely take unfair advantage of or be detrimental to the Licensor or the Licensed Trademarks.

2.9	Where a material breach of clause 2.8 occurs, the Lotus Global Committee will determine the steps that should be taken to remedy the breach, and, if not capable of being rectified, determine whether the licence granted to an Affiliate or third party should be terminated.

3.	LOTUS GLOBAL COMMITTEE

3.1	The Parties agree that, upon the execution of this Agreement, they shall establish a committee (the “Lotus Global Committee”) as set out in schedule 3, whose structure, function, governance, mechanism, powers and authorities shall be approved by LGIL’s board of directors. Upon its establishment, both parties will discuss the matters to be discussed and approved in this Lotus Global Committee.

4.	LICENCE FEE

4.1	The Licence Fee for the licences to be granted under this Agreement is one hundred and three million, nine hundred thousand pounds sterling (£103,900,000).

4.2	Payment of the Licence Fee shall be achieved by the Licensor or a Lotus Group Company nominated by the Licensor being issued with 21,519,899 ordinary shares (the “Consideration Shares”) of the Licensee’s parent, Lotus Cayman, representing a 9.93% shareholding. The issue of shares should take place after the initial subscription but before the ‘Pre-A round’ of investment when the Consideration Shares are valued at £103,900,000, and in any event before 31 December 2021 (“Long Stop Date”).

4.3	The Licensor (or its nominee), Lotus Cayman, and other shareholders of Lotus Cayman intend to enter into a shareholders’ rights agreement in relation to the Licensor’s (or its nominee’s) shareholding in Lotus Cayman (“Shareholders Agreement”) on terms acceptable to the Licensor (or its nominee) acting reasonably and in good faith. The Licensee shall procure that Lotus Cayman enters into the Shareholders’ Agreement.

4.4	In the event that the Licensor (or its nominee) does not receive the Consideration Shares in accordance with Clause 4.2, this Agreement and all licenses granted under it (including any licences or sublicences granted to Affiliates or third parties) will terminate with immediate effect unless the Licensee pays the Licence Fee to the Licensor within thirty (30) days of the Long Stop Date.

4.5	With the exception of any tax payable by the Licensor to the UK tax authorities, the Licensee shall be solely responsible for all taxes and duties which may be levied by any governmental authority in any jurisdiction as a result of the licences and sublicences granted under this Agreement, including, but not limited to, for the avoidance of doubt, any withholding or other tax levied by the Hong Kong or Chinese tax authorities.

5.	LICENCE TERM

5.1	Subject to clauses 2.3 and 9, the Agreement shall be effective from the Effective Date, and shall continue to be effective during the Term (as defined in clause 2.1). For the avoidance of doubt, after expiry of the Term, this Agreement shall continue to the minimum extent and period necessary to provide the limited non-exclusive licence for after sales service required by any Applicable Laws referred to in clause 2.3.

6.	MAINTENANCE OF THE LICENSED TRADEMARKS

6.1	The Licensor shall pay the agreed renewal fees in due time. As part of the budgeting process each year, the Licensor shall provide the full list of the Licensed Trademarks that are to be renewed together with any known forecasted fees and costs to be incurred in that relevant year and by December of every year for the following year, the Licensor shall provide a full list of Licensed Trademarks with insertion of updated information.

6.2	Subject to clauses 6.4 and 6.5, the Licensor shall be responsible for the registration and renewing of the Licensed Trademarks in accordance with clause 6.1 provided that the Licensee shall pay its share of the cost of registration and/or renewal of a Licensed Trademark to the Licensor within 60 days of an invoice provided to the Licensee. The Licensor shall provide the details of fees for the Licensee’s confirmation before it issues the invoice. The Licensee will bear the cost as follows:

(a)	100% of costs if only Lifestyle Vehicles and not Sports Cars are present in the Territory.

(b)	50% of costs if both Lifestyle Vehicles and Sports Cars are present in the Territory.

The Licensor shall be responsible for 100% of the costs of renewal and registration if neither Party’s products are present or only Sports Cars and not Lifestyle Cars are present in the Territory.

6.3	For protecting the Licensed Trademarks to the benefit of both Parties, if the Licensor is aware of any actions taken by any third party trying to cancel the registration of any Licensed Trademarks in whole or in part in the Territory, the Licensor shall use commercially reasonable endeavours to protect the validity and registration of the relevant Licensed Trademarks and the Licensee shall be responsible for providing evidence of use of the Licensed Trademarks and providing such evidence to the Licensor on an annual basis. Where the Licensee fails to provide evidence of use, the Licensor shall not be responsible for any invalidation or cancellation of a Licensed Trademark or reduction of the goods and services in a class for the Licensed Trademark.

6.4	If the Licensee wishes to register any marks that are not the Part A Licensed Trademarks or Part B Licensed Trademarks but are deemed similar (as defined in clause 2.8 above) and therefore would conflict with the Licensor’s trademarks, the Lotus Global Committee shall decide whether the Licensor should make such registration in the Licensor’s name. In such event, the Licensee shall reimburse the Licensor for all costs involved in making a new application in the proportions specified in clauses 6.2 above payable within 60 days of an invoice being provided by the Licensor. The Licensor shall have no liability in the event that a new trade mark is not granted. Where the Licensee wishes to register a trade mark that the Lotus Global Committee agrees is not identical or similar to a Licensor trade mark, it shall register in the Licensee’s name and at the sole cost of the Licensee.

6.5	Should the Licensee wish to enter new markets in the Territory or use the Licensed Trademarks on goods and services in different categories where Licensed Trademarks have not been registered in the Territory, the applications shall be discussed and agreed in the Lotus Global Committee. Subject to direction of the Lotus Global Committee and agreement by the Parties, the Licensor shall make the new applications and own the trade mark and the trademark licence granted to the Licensee as agreed in this Agreement will extend to the use of such relevant marks, but the Licensee shall reimburse the Licensor for all costs involved in making a new application in the proportions specified in clauses 6.2 and 6.3 above payable within 60 days of an invoice provided to the Licensee by the Licensor. The Licensor shall have no liability in the event that a new trade mark is not granted.

6.6	If either Party becomes aware of any actual, threatened or suspected infringement (such as misuse or misappropriation) of Licensed Trademarks in the Territory by any third party or against any third party’s rights, it shall promptly inform the other Party of such infringement. Parties will discuss and work together to take commercially reasonable actions to protect and defend the legal ownership and beneficial interest of the Licensed Trademarks, including but not limited to:

a.	procure the right for Licensee (or its Affiliates) to continue using the relevant part of the Licensed Trademarks in the Territory;

b.	make or procure such alterations, modifications, adjustments or substitutions to all or any part or parts of the Licensed Trademarks so that they become non-infringing in the Territory.

c.	Where possible substitute with a non-infringing version of the infringing item of equivalent; or

d.	Take such other reasonable action as the Parties deem necessary and appropriate.

6.7	The Parties agree that from the date of this Agreement the costs of any litigation or settling any litigation in in the Territory, including but not limited to any actions brought against the Licensor in respect of the Licensed Trademarks, or the defence of any Licensed Trademarks or any settlement with a third party or success fee payable to legal counsel will paid by the Parties in accordance with the criteria agreed in clauses 6.2 and 6.3.

6.8	For the purposes of this clause 6, the email address for notifying the Licensor is Legal@lotuscars.com and the email address for notifying the Licensee is peng.fu@lotuscars.com.cn. Where the Licensor receives a “watch notification” from its trade mark attorneys concerning a Part A Licensed Trademarks or a Part B Licensed Trademarks in the Territory, it shall either forward a copy of that watch notification to the email address above, or request that the watch notification is sent directly to the Licensee’s email. Unless the Licensee provides instructions that a new application from a third party should be opposed (in the Territory) within five (5) days of receiving the watch notification (or within 24 hours where the deadline to oppose is shorter than five (5) days), the Licensor shall at its own discretion decide whether or not to oppose that trade mark application.

6.9	The Licensee will (and shall ensure that its Affiliates and any third party granted a sublicence in accordance with this Agreement will) provide assistance to the Licensor in protecting and defending the legal ownership and beneficial interest of the Licensed Trademarks.

6.9A	Notwithstanding clause 6.6, where a court injuncts that the use of a Licensed Trade Mark infringes third party rights, the Licensee (or its Affiliates) shall immediately stop using and exploiting such Licensed Trademarks (and shall be responsible for ensuring that its sublicensees stop using and exploiting such Licensed Trademarks) as required by the court. In addition, the Parties shall discuss and agree an appropriate course of action in the Lotus Global Committee where there is a significant threat of infringement of third party rights and take appropriate action to minimise harm to either Party.

6.9B	For the purpose of but without limiting clause 6.6, the Licensor hereby informs the Licensee that use of the Licensed Trademarks in the country(s) in relation to the goods and/or services specified in schedule 2 may infringe third party rights and therefore the Parties shall discuss with each other to take commercially reasonable actions so that each Party can use the affected Part A Licensed Trademarks and Part B Licensed Trademarks in the Territory in accordance with this Agreement as soon as possible.

6.10	The Licensee indemnifies (and holds harmless) the Licensor against all costs (including professional costs), losses, claims, fines and judgment arising from Licensee’s or its Affiliates’ use of the Licensed Trademarks (or any third party or Affiliate that the Licensee permits to use the Licensed Trademark) which breaches the Part A Trademark License or the Part B Trademark Licence or any other part of this Agreement, provided that the indemnity under this clause 6.10 shall not apply in respect of any costs (including professional costs), losses, claims, fines and judgment that would be subject to the indemnity by the Licensee in favour of the Licensor under clause 14.1.

6.11	The Licensor indemnifies (and holds harmless) the Licensee against all costs (including professional costs), losses, claims, fines and judgment arising from Licensee’s or its Affiliates’ use of the Part A Licensed Trademarks and Part B Licensed Trademarks (or any third party that the Licensee permits to use the same in accordance with this Agreement) in the Territory or the Licensor, where there is no breach of the Part A Trademark License or the Part B Trademark Licence or any other part of this Agreement by the Licensee or its Affiliates (or the third party), provided that the indemnity under this clause 6.11 shall not apply in respect of any costs (including professional costs), losses, claims, fines and judgment that would be subject to the indemnity by the Licensor in favour of the Licensee under clause 14.1.

6.12	Notwithstanding any obligations on the Licensor to maintain any Licensed Trademarks, in the event that the Licensee does not pay any sums under this Agreement when they become due, the Licensors shall be entitled (without liability) to suspend payment of any renewals until such time as payment is received.

6.13	The Licensee shall ensure that its Affiliates comply with all the obligations of the Licensee’s and the Affiliates’ obligations under this Agreement and the Licensee shall indemnify the Licensor for all costs (including professional costs), losses, claims, fines and judgment arising from any non-compliance by the Licensee or its Affiliates.

7.	REPRESENTATIONS AND WARRANTIES

Each Party hereto represents and warrants that:

(a)	it is duly incorporated and validly existing under the laws of its country of incorporation and it has the full power and authority to enter into this Agreement and perform its obligations hereunder;

(b)	all necessary and required corporate approvals, consents and confirmations have been obtained by it to enter into this Agreement and perform its obligations hereunder;

(c)	the execution and delivery of this Agreement will not contravene or constitute a default under its constitution, memorandum and articles of association or any other agreements, instruments or other form of commitment to which it is bound;

(d)	no previous consent or approval of any authority, court, governmental body or agency or of any other person or entity unless otherwise provided herein will be required in order to make this Agreement fully enforceable against each Party in accordance with its terms;

8.	FORCE MAJEURE

8.1	If a Party is prevented by any Force Majeure Event from performing its obligations specified in this Agreement, the time to perform such obligations by that Party affected shall be extended until the Force Majeure Event ceasing to exist. With the exception of the obligation to pay the Licence Fee, any non-performance or delay performance by the Party caused by the Force Majeure Event shall not be deemed breach of this Agreement.

8.2	Upon the occurrence of any Force Majeure Event, the Party affected shall promptly notify the other Party, providing details of the event and reasons for which its obligations under this Agreement cannot be performed. The Party affected shall try its best efforts to perform its obligations and to minimize the losses caused to the Company and the other Party.

9.	TERMINATION

9.1	Without affecting any other right or remedy available to it, either Party may terminate this Agreement (and the licences granted under this Agreement) with immediate effect by giving written notice to the other Party if:

(a)	the other Party commits a material breach of any term of this agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days after being notified in writing to do so by the other Party. For the purposes of this Clause 9.1(a), only a breach (and non-remedy) of the following provisions of this Agreement shall be deemed as material:

(i)       clause 2.1;

(ii)      clause 2.3;

(iii)     clause 4.4;

(b)	the other Party shall have a receiver appointed of its undertaking or assets or shall go into liquidation or shall enter into any arrangement with its creditors or shall cease or threaten to cease to carry on its business;

(c)	if the Licensor’s Majority Shareholders as a whole no longer have the power to directly or indirectly instruct and control the management of the Licensor. For the purpose of this clause 9.1(c), “control” means that Licensor’s Majority Shareholders, beneficially own directly or indirectly more than 50% of the voting power or other equity interests of the Licensor or has the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of the Licensor.

(d)	Lotus Cayman commits a material breach of any term of the Shareholders’ Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days after being notified in writing to do so by the other party;

(e)	LGIL does not received the Consideration Shares by 31 December 2021 or the License Fee in breach of clause 4.

9.2	Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement, including clauses 2.3, 4, 6, 9, 10, 11, 12, 13 and 14, shall remain in full force and effect.

9.3	Upon termination, all licences (and sub-licences) granted under this Agreement will cease except for the limited non-exclusive licence to comply with Applicable Law in relation to after sales service as granted at clause 2.3.

10.	CONFIDENTIALITY

10.1	Unless prior written consent is obtained, each Party shall not publish or disclose the terms and conditions of this Agreement and other Confidential Information of the other Party, except for the information:

(a)	which is at the relevant time within the public domain (otherwise than by reason of its wrongful disclosure);

(b)	which is required to be disclosed by law, any regulatory authorities, or the listing requirements of the stock exchange or an order of a court of competent jurisdiction to which any Party is subject to;

(c)	where such information was lawfully available to that Party on a non-confidential basis from a source other than any of the Parties prior to any disclosure thereof by any of the Parties, as evidenced by competent proof thereof,

(d)	which the Licensor is required to provide in order to register the licences granted under this Agreement with any trade mark registry in the Territory in order to protect its rights.

If the recipient of the Confidential Information becomes required, in circumstances contemplated by Clauses 10.1 (b) and (c) and (d) above to disclose any information, the recipient shall (save to the extent prohibited by law) give to the disclosing Party such notice as is practical and legally permissible in the circumstances of such disclosure and shall consult and co-operate with the disclosing Party, regarding the content, timing and manner of any such disclosure.

10.2	Each Party may only disclose the Confidential Information of the other Party to its officers, employees and advisors on a need to know basis. The receiving party undertakes to ensure that all persons and bodies to whom that Party discloses any Confidential Information are made aware, prior to disclosure, of the confidential nature of such information and that they owe a duty of confidence to the disclosing Party and to use all reasonable endeavours to ensure that such persons and bodies comply with the provisions of this Clause 9.

11.	NOTICES

11.1	Method of Delivery

Any notice or other communication to be given under or in respect of this Agreement shall be in writing and may be delivered, given or sent by registered post or reputable signed for courier with a copy sent by electronic mail to the address specified in clause 11.2 below.

11.2	Address

Any notice or other communication to be given under or in respect of this Agreement shall be sent to the addressee at its address and marked for the attention of the person or officer of the addressee, as set out below, or at such other address, or marked for the attention of such other person or officer as the addressee may give notice of to the other Party from time to time:

To Licensor:

Group Lotus Limited
******

to Licensee:

Address	: Lotus Technology International Limited

******

12.	GENERAL PROVISIONS

12.1	Entire agreement

This Agreement and the Shareholders’ Agreement represent the whole and only agreement between the Parties in relation to the grant of licensing of the Licensed Trademarks in the Territory and supersedes any previous agreement (whether written or oral) between all or any of the Parties in relation to the granting of the licence in the Territory.

12.2	Assignment

Unless otherwise stipulated in this Agreement, a Party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other Parties.

12.3	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

12.4	Further assurances

The Parties agree to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required to implement or give effect to this Agreement.

12.5	Costs

Each Party shall be responsible for its own expenses incurred in connection with the negotiation, preparation and implementation of this Agreement.

12.6	Severability

(a)	If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable in any respect under the law of any jurisdiction, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

(b)	The Parties shall then use all reasonable endeavours to replace the invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

12.7	Counterparts

This Agreement may be executed in several counterparts (whether original or PDF (portable document file) file counterparts, it being agreed that delivery of an executed counterpart of the execution page of this Agreement by PDF file shall be effective as delivery of a manually executed counterpart of this Agreement) and upon due execution and delivery of all such counterparts by one or more parties (so that each party has executed at least one counterpart), each counterpart shall be deemed to be an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

12.8	This Agreement does not give rise to any rights for a third party to enforce any term of this Agreement. For the avoidance of doubt, no agreement of an Affiliate or third party is required to amend the terms of this Agreement in accordance with clause 12.3.

13	GOVERNING LAW AND DISPUTE RESOLUTION

13.1	Governing law

This Agreement shall be governed by and construed in accordance with the laws of England and Wales, without giving effect to any conflict of laws principles which might require or lead to application of the laws of a different jurisdiction.

13.2	Dispute Resolution

(a)	If any dispute arises under or in connection with this Agreement between the Parties, the Parties shall make a good faith effort to resolve the dispute before taking any legal action.

(b)	Any dispute, controversy or claim between the Parties arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination (“Dispute”), shall be referred to and finally resolved by arbitration administered by Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The seat of arbitration shall be Hong Kong. The language of arbitration shall be English and the number of arbitrators shall be three (or otherwise agreed by the Parties).

(c)	Any award of the arbitrator or arbitral tribunal will be final, conclusive and binding upon the Parties. Judgment on the award rendered by such arbitrators may be entered in any court having jurisdiction thereof.

14	PRODUCT LIABILITY

14.1	Each Party (“Indemnifying Party”) shall indemnify the other (“Indemnified Party”) against all liabilities, costs, expenses, damages and losses (including but not limited to any direct losses and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Indemnified Party arising out of or in connection with (i) any product liability claim relating to products manufactured, supplied or put into use by the Indemnifying Party or any sub-licensee pursuant to this Agreement or (ii) any claim made against the Indemnified Party by a third party for death, personal injury or damage to property arising out of or in connection with any such products that are defective.

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SCHEDULE 1: LICENSED TRADEMARKS

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SCHEDULE 2: LICENSED TRADEMARKS SUBJECT TO INFRINGEMENT CLAIM (CLAUSE 6.10)

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SCHEDULE 3: LOTUS GLOBAL COMMITTEE

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SCHEDULE 4: ADDITIONAL AFFILIATE OF THE LICENSEE

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SCHEDULE 5: SIMILAR REGISTERED TRADE MAKRS AND UNREGISTERED STRAPLINES/SLOGANS

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IN WITNESS WHEREOF the Parties hereto have hereunto set their hands and seals the day and year first above-written.

Signed for and on behalf of Group Lotus Limited (Company No.: 00606189)	/s/ FENG Qingfeng
Signatory

Name:

Signed for and on behalf of Lotus Technology International Limited	/s/ FENG Qingfeng
Signatory

Name: